SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                                CABOT CORPORATION
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                         (Title of Class of Securities)

                                    127055101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                 SEPTEMBER 12, 2005
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 2 of 35 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 4,692,500 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 4,692,500 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,692,500 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

                                                              Page 3 of 35 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 4,692,500 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 4,692,500 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,692,500 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         7.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 4 of 35 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 298,500 (1)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 298,500 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         298,500 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

                                                              Page 5 of 35 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 298,500 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 298,500 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         298,500 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.5%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

                                                              Page 6 of 35 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 4,991,000 (1)(2)
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            -0-
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 4,991,000 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,991,000 (1)(2)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         8.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 4,692,500 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 298,500 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

                                                              Page 7 of 35 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John H. Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            4,991,000 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 4,991,000 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,991,000 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         8.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                              Page 8 of 35 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            4,991,000 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 4,991,000 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,991,000 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         8.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                              Page 9 of 35 pages
CUSIP No. 127055101

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
Number Of Shares          8.     SHARED VOTING POWER
Beneficially Owned By            4,991,000 (1)
Each Reporting Person     ------------------------------------------------------
With                      9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 4,991,000 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         4,991,000 (1)
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         8.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp.

                                                             Page 10 of 35 pages

         This Amendment No. 1 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 29, 2005. Unless otherwise stated herein, the Original 13D remains in full force and effect. Terms used herein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                        SOURCE OF FUNDS                   AMOUNT OF FUNDS
---------------------       ---------------------------       ---------------
SPO                         Contributions from Partners          $152,328,132
SPO Advisory Partners       Not Applicable                     Not Applicable
SFP                         Contributions from Partners            $9,690,217
SF Advisory Partners        Not Applicable                     Not Applicable
SPO Advisory Corp.          Not Applicable                     Not Applicable
JHS                         Not Applicable                     Not Applicable
WEO                         Not Applicable                     Not Applicable
WJP                         Not Applicable                     Not Applicable

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated in its entirety as follows:

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 62,030,447 total outstanding shares of Common Stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 9, 2005.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 4,692,500 Shares, which constitutes approximately 7.6% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,692,500 Shares, which constitutes approximately 7.6% of the outstanding Shares.

                                                             Page 11 of 35 pages

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 298,500 Shares, which constitutes approximately
0.5% of the outstanding Shares.

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 298,500 Shares, which constitutes approximately 0.5% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,991,000
Shares in the aggregate, which constitutes approximately 8.1% of the outstanding Shares.

         JHS

         Because of his position as a control person of SPO Advisory Corp., JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,991,000 Shares, which constitutes approximately 8.1% of the outstanding Shares.

         WEO

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,991,000 Shares, which constitutes approximately 8.1% of the outstanding Shares.

         WJP

         Because of his position as a control person of SPO Advisory Corp., WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 4,991,000 Shares, which constitutes approximately 8.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,692,500 Shares.

                                                             Page 12 of 35 pages

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,692,500
Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 298,500 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 298,500 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 4,991,000 Shares in the aggregate.

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 4,991,000 Shares held by SPO and SFP in the aggregate.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 4,991,000 Shares held by SPO and SFP in the aggregate.

         WJP

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 4,991,000 Shares held by SPO and SFP in the aggregate.

         (c) Within the past 60 days of the date of this statement, Reporting Persons purchased Shares in open market transactions as set forth on Schedule I attached hereto.

                                                             Page 13 of 35 pages


         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:   Agreement pursuant to Rule 13d-1(k)

                                                             Page 14 of 35 pages

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated September 14, 2005                   By:     /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)

                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been previously
                                           filed with the Securities and
                                           Exchange Commission.

                                                             Page 15 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              8/29/2005          Buy               94             33.15       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,692             33.20       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              376             33.21       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,410             33.22       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,786             33.23       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy               94             33.24       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              188             33.25       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              846             33.26       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,034             33.27       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,128             33.28       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              752             33.31       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            2,444             33.32       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,222             33.33       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              752             33.34       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy               94             33.35       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,222             33.36       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,880             33.37       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,974             33.39       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,222             33.40       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              188             33.41       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              940             33.42       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              846             33.43       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            1,974             33.45       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy            2,068             33.46       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              658             33.47       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              846             33.48       Open Market/Broker

SPO Partners II, L.P.              8/29/2005          Buy              752             33.49       Open Market/Broker

                                                             Page 16 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              8/29/2005          Buy            1,518             33.50       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy                6             33.15       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy              108             33.20       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               24             33.21       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               90             33.22       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy              114             33.23       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy                6             33.24       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               12             33.25       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               54             33.26       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               66             33.27       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               72             33.28       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               48             33.31       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy              156             33.32       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               78             33.33       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               48             33.34       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy                6             33.35       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               78             33.36       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy              120             33.37       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy              126             33.39       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               78             33.40       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               12             33.41       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               60             33.42       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               54             33.43       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy              126             33.45       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy              132             33.46       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               42             33.47       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               54             33.48       Open Market/Broker

                                                             Page 17 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

San Francisco Partners, L.P.       8/29/2005          Buy               48             33.49       Open Market/Broker

San Francisco Partners, L.P.       8/29/2005          Buy               82             33.50       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            2,068             32.95       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,410             32.96       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy               94             33.00       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,974             33.01       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              564             33.02       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            2,444             33.03       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              846             33.05       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              282             33.06       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,034             33.07       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,316             33.08       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              940             33.09       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              658             33.14       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy               94             33.15       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              470             33.16       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              470             33.17       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            2,068             33.18       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,786             33.19       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy           29,422             33.20       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,410             33.21       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            2,256             33.22       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            3,666             33.23       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,316             33.24       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,504             33.25       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,598             33.26       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,880             33.27       Open Market/Broker

                                                             Page 18 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              8/30/2005          Buy              564             33.28       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy               94             33.29       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              188             33.30       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              188             33.37       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              376             33.38       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy            1,128             33.39       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              752             33.41       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              188             33.42       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              470             33.44       Open Market/Broker

SPO Partners II, L.P.              8/30/2005          Buy              282             33.48       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy              132             32.95       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               90             32.96       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy                6             33.00       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy              126             33.01       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               36             33.02       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy              156             33.03       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               54             33.05       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               18             33.06       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               66             33.07       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               84             33.08       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               60             33.09       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               42             33.14       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy                6             33.15       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               30             33.16       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               30             33.17       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy              132             33.18       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy              114             33.19       Open Market/Broker

                                                             Page 19 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

San Francisco Partners, L.P.       8/30/2005          Buy            1,878             33.20       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               90             33.21       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy              144             33.22       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy              234             33.23       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               84             33.24       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               96             33.25       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy              102             33.26       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy              120             33.27       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               36             33.28       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy                6             33.29       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               12             33.30       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               12             33.37       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               24             33.38       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               72             33.39       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               48             33.41       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               12             33.42       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               30             33.44       Open Market/Broker

San Francisco Partners, L.P.       8/30/2005          Buy               18             33.48       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy            3,948             32.90       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy            1,222             32.91       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              470             32.92       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              470             32.93       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              470             32.94       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy           33,464             32.95       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              376             32.96       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy            1,974             32.97       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy            3,478             32.98       Open Market/Broker

                                                             Page 20 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              8/31/2005          Buy            1,410             32.99       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy           16,638             33.00       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              376             33.01       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              188             33.02       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              376             33.03       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              188             33.04       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              752             33.05       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              564             33.06       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy            2,914             33.07       Open Market/Broker

SPO Partners II, L.P.              8/31/2005          Buy              922             33.09       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy              252             32.90       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               78             32.91       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               30             32.92       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               30             32.93       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               30             32.94       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy            2,136             32.95       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               24             32.96       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy              126             32.97       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy              222             32.98       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               90             32.99       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy            1,062             33.00       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               24             33.01       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               12             33.02       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               24             33.03       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               12             33.04       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               48             33.05       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               36             33.06       Open Market/Broker

                                                             Page 21 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

San Francisco Partners, L.P.       8/31/2005          Buy              186             33.07       Open Market/Broker

San Francisco Partners, L.P.       8/31/2005          Buy               78             33.09       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy              282             32.93       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy              564             32.98       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy            1,410             33.00       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy               94             33.35       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy              282             33.36       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy            1,222             33.37       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy            1,316             33.38       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy              282             33.41       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy              658             33.43       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy            1,974             33.44       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy              564             33.45       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy            1,880             33.46       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy            4,324             33.47       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy            1,598             33.49       Open Market/Broker

SPO Partners II, L.P.              9/1/2005           Buy            4,650             33.50       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy               18             32.93       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy               36             32.98       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy               90             33.00       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy                6             33.35       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy               18             33.36       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy               78             33.37       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy               84             33.38       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy               18             33.41       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy               42             33.43       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy              126             33.44       Open Market/Broker

                                                             Page 22 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

San Francisco Partners, L.P.       9/1/2005           Buy               36             33.45       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy              120             33.46       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy              276             33.47       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy              102             33.49       Open Market/Broker

San Francisco Partners, L.P.       9/1/2005           Buy              250             33.50       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy              940             32.84       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy               94             32.86       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy              282             32.87       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            2,444             32.88       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            2,256             32.89       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            4,042             32.90       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            2,632             32.91       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            4,136             32.92       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            3,008             32.93       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            1,786             32.94       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            2,632             32.95       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            2,350             32.96       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            3,478             32.97       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            1,598             32.98       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy              752             32.99       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy            2,350             33.00       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy              376             33.01       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy              564             33.02       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy              188             33.03       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy              282             33.06       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy              470             33.07       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy               94             33.14       Open Market/Broker

                                                             Page 23 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              9/2/2005           Buy               94             33.15       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy              188             33.18       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy               94             33.19       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy               94             33.22       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy               94             33.24       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy               94             33.32       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy               94             33.37       Open Market/Broker

SPO Partners II, L.P.              9/2/2005           Buy               94             33.44       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy               60             32.84       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy                6             32.86       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy               18             32.87       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              156             32.88       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              144             32.89       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              258             32.90       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              168             32.91       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              264             32.92       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              192             32.93       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              114             32.94       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              168             32.95       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              150             32.96       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              222             32.97       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              102             32.98       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy               48             32.99       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy              150             33.00       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy               24             33.01       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy               36             33.02       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy               12             33.03       Open Market/Broker

                                                             Page 24 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

San Francisco Partners, L.P.       9/2/2005           Buy               18             33.06       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy               30             33.07       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy                6             33.14       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy                6             33.15       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy               12             33.18       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy                6             33.19       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy                6             33.22       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy                6             33.24       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy                6             33.32       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy                6             33.37       Open Market/Broker

San Francisco Partners, L.P.       9/2/2005           Buy                6             33.44       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy               94             32.75       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy            2,350             32.76       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              376             32.78       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy            3,102             32.79       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy            1,128             32.80       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy            1,786             32.81       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              188             32.82       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy            1,786             32.83       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              564             32.87       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy           12,126             32.88       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy            4,700             33.00       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              188             33.06       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              188             33.07       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              188             33.08       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              188             33.09       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              282             33.10       Open Market/Broker

                                                             Page 25 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              9/6/2005           Buy              376             33.12       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              188             33.13       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              470             33.14       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              564             33.15       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              188             33.16       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              376             33.17       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              470             33.18       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy            1,880             33.19       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              282             33.20       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              188             33.21       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              658             33.22       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              846             33.23       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy            1,222             33.24       Open Market/Broker

SPO Partners II, L.P.              9/6/2005           Buy              658             33.25       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy                6             32.75       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy              150             32.76       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               24             32.78       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy              198             32.79       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               72             32.80       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy              114             32.81       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               12             32.82       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy              114             32.83       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               36             32.87       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy              774             32.88       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy              300             33.00       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               12             33.06       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               12             33.07       Open Market/Broker

                                                             Page 26 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

San Francisco Partners, L.P.       9/6/2005           Buy               12             33.08       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               12             33.09       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               18             33.10       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               24             33.12       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               12             33.13       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               30             33.14       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               36             33.15       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               12             33.16       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               24             33.17       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               30             33.18       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy              120             33.19       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               18             33.20       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               12             33.21       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               42             33.22       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               54             33.23       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               78             33.24       Open Market/Broker

San Francisco Partners, L.P.       9/6/2005           Buy               42             33.25       Open Market/Broker

SPO Partners II, L.P.              9/7/2005           Buy              376             32.86       Open Market/Broker

SPO Partners II, L.P.              9/7/2005           Buy              376             32.89       Open Market/Broker

SPO Partners II, L.P.              9/7/2005           Buy              188             32.93       Open Market/Broker

SPO Partners II, L.P.              9/7/2005           Buy           93,960             33.00       Open Market/Broker

San Francisco Partners, L.P.       9/7/2005           Buy               24             32.86       Open Market/Broker

San Francisco Partners, L.P.       9/7/2005           Buy               24             32.89       Open Market/Broker

San Francisco Partners, L.P.       9/7/2005           Buy               12             32.93       Open Market/Broker

San Francisco Partners, L.P.       9/7/2005           Buy            6,040             33.00       Open Market/Broker

SPO Partners II, L.P.              9/8/2005           Buy           15,980             33.00       Open Market/Broker

SPO Partners II, L.P.              9/8/2005           Buy           10,810             33.05       Open Market/Broker

                                                             Page 27 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              9/8/2005           Buy               94             33.08       Open Market/Broker

SPO Partners II, L.P.              9/8/2005           Buy            1,504             33.09       Open Market/Broker

SPO Partners II, L.P.              9/8/2005           Buy            6,412             33.10       Open Market/Broker

San Francisco Partners, L.P.       9/8/2005           Buy            1,020             33.00       Open Market/Broker

San Francisco Partners, L.P.       9/8/2005           Buy              690             33.05       Open Market/Broker

San Francisco Partners, L.P.       9/8/2005           Buy                6             33.08       Open Market/Broker

San Francisco Partners, L.P.       9/8/2005           Buy               96             33.09       Open Market/Broker

San Francisco Partners, L.P.       9/8/2005           Buy              388             33.10       Open Market/Broker

SPO Partners II, L.P.              9/9/2005           Buy              282             32.99       Open Market/Broker

SPO Partners II, L.P.              9/9/2005           Buy              188             33.02       Open Market/Broker

SPO Partners II, L.P.              9/9/2005           Buy              658             33.03       Open Market/Broker

SPO Partners II, L.P.              9/9/2005           Buy               94             33.05       Open Market/Broker

SPO Partners II, L.P.              9/9/2005           Buy               94             33.06       Open Market/Broker

SPO Partners II, L.P.              9/9/2005           Buy              846             33.07       Open Market/Broker

SPO Partners II, L.P.              9/9/2005           Buy              658             33.08       Open Market/Broker

SPO Partners II, L.P.              9/9/2005           Buy            1,316             33.09       Open Market/Broker

SPO Partners II, L.P.              9/9/2005           Buy            2,164             33.10       Open Market/Broker

San Francisco Partners, L.P.       9/9/2005           Buy               18             32.99       Open Market/Broker

San Francisco Partners, L.P.       9/9/2005           Buy               12             33.02       Open Market/Broker

San Francisco Partners, L.P.       9/9/2005           Buy               42             33.03       Open Market/Broker

San Francisco Partners, L.P.       9/9/2005           Buy                6             33.05       Open Market/Broker

San Francisco Partners, L.P.       9/9/2005           Buy                6             33.06       Open Market/Broker

San Francisco Partners, L.P.       9/9/2005           Buy               54             33.07       Open Market/Broker

San Francisco Partners, L.P.       9/9/2005           Buy               42             33.08       Open Market/Broker

San Francisco Partners, L.P.       9/9/2005           Buy               84             33.09       Open Market/Broker

San Francisco Partners, L.P.       9/9/2005           Buy              136             33.10       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy              376             32.66       Open Market/Broker

                                                             Page 28 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              9/12/2005          Buy              940             32.67       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy              658             32.68       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy              470             32.70       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy               94             32.73       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy            1,034             32.75       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy               94             32.78       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy              564             32.80       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy              470             32.90       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy              188             32.91       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy            1,880             32.92       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy              188             32.94       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy              846             32.95       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy              564             32.96       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy            2,444             32.97       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy            1,598             32.98       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy            2,350             32.99       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy           20,210             33.00       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy          188,282             33.01       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy            1,692             33.02       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy            9,400             33.03       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy            3,384             33.04       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy           17,954             33.05       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy           21,620             33.10       Open Market/Broker

SPO Partners II, L.P.              9/12/2005          Buy            4,700             33.18       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy               24             32.66       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy               60             32.67       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy               42             32.68       Open Market/Broker

                                                             Page 29 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

San Francisco Partners, L.P.       9/12/2005          Buy               30             32.70       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy                6             32.73       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy               66             32.75       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy                6             32.78       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy               36             32.80       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy               30             32.90       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy               12             32.91       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy              120             32.92       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy               12             32.94       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy               54             32.95       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy               36             32.96       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy              156             32.97       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy              102             32.98       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy              150             32.99       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy            1,290             33.00       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy           12,018             33.01       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy              108             33.02       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy              600             33.03       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy              216             33.04       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy            1,146             33.05       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy            1,380             33.10       Open Market/Broker

San Francisco Partners, L.P.       9/12/2005          Buy              300             33.18       Open Market/Broker

                                                             Page 30 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              9/13/2005          Buy            1,034             32.03       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy              564             32.04       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            3,196             32.05       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,786             32.06       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,504             32.07       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,692             32.08       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy              282             32.09       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            2,444             32.11       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,034             32.12       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,222             32.13       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            4,888             32.14       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            5,828             32.15       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,222             32.16       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            6,204             32.17       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,692             32.24       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy              940             32.26       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            2,538             32.27       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,598             32.28       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            4,136             32.29       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy           13,066             32.30       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            2,162             32.31       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy               94             32.33       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,034             32.34       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            4,888             32.35       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            3,854             32.36       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy              846             32.37       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,316             32.38       Open Market/Broker

                                                             Page 31 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              9/13/2005          Buy            1,128             32.39       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            2,444             32.40       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy              376             32.41       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy              188             32.45       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy              470             32.58       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy              282             32.60       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy              376             32.61       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy              846             32.62       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy            1,222             32.64       Open Market/Broker

SPO Partners II, L.P.              9/13/2005          Buy           34,404             32.65       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               66             32.03       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               36             32.04       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              204             32.05       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              114             32.06       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               96             32.07       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              108             32.08       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               18             32.09       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              156             32.11       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               66             32.12       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               78             32.13       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              312             32.14       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              372             32.15       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               78             32.16       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              396             32.17       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              108             32.24       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               60             32.26       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              162             32.27       Open Market/Broker

                                                             Page 32 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

San Francisco Partners, L.P.       9/13/2005          Buy              102             32.28       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              264             32.29       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              834             32.30       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              138             32.31       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy                6             32.33       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               66             32.34       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              312             32.35       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              246             32.36       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               54             32.37       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               84             32.38       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               72             32.39       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy              156             32.40       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               24             32.41       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               12             32.45       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               30             32.58       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               18             32.60       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               24             32.61       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               54             32.62       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy               78             32.64       Open Market/Broker

San Francisco Partners, L.P.       9/13/2005          Buy            2,196             32.65       Open Market/Broker

                                                             Page 33 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

SPO Partners II, L.P.              9/14/2005          Buy              475             32.00       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            2,090             32.01       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            6,745             32.02       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            8,930             32.03       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            5,510             32.04       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            6,840             32.05       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy              570             32.06       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            2,660             32.07       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            1,710             32.08       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            2,850             32.09       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            1,425             32.10       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            1,805             32.11       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            1,900             32.12       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            2,660             32.13       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            4,940             32.14       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            5,320             32.15       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            5,700             32.16       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            1,520             32.17       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy              855             32.18       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            2,660             32.19       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy           18,335             32.20       Open Market/Broker

SPO Partners II, L.P.              9/14/2005          Buy            9,500             32.23       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy               25             32.00       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              110             32.01       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              355             32.02       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              470             32.03       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              290             32.04       Open Market/Broker

                                                             Page 34 of 35 pages

                                                      SCHEDULE I TO
                                         SCHEDULE 13D FOR SPO PARTNERS II, L.P.


                                     DATE OF                                         PRICE PER   WHERE/HOW TRANSACTION
        REPORTING PERSON          TRANSACTION         TYPE    NUMBER OF SHARES       SHARE ($)       EFFECTED
----------------------------      ----------          ----    ----------------       ---------   ----------------------

San Francisco Partners, L.P.       9/14/2005          Buy              360             32.05       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy               30             32.06       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              140             32.07       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy               90             32.08       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              150             32.09       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy               75             32.10       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy               95             32.11       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              100             32.12       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              140             32.13       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              260             32.14       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              280             32.15       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              300             32.16       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy               80             32.17       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy               45             32.18       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              140             32.19       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              965             32.20       Open Market/Broker

San Francisco Partners, L.P.       9/14/2005          Buy              500             32.23       Open Market/Broker

                                                             Page 35 of 35 pages

                                  EXHIBIT INDEX

EXHIBIT     DOCUMENT DESCRIPTION                      PAGE NO.
-------     ------------------------------------      --------
A           Agreement Pursuant to Rule 13d-1(k)       1